                           OFFER TO PURCHASE FOR CASH
                 UP TO 1,800,000 SHARES OF CLASS B COMMON STOCK
                                       OF
                          DEKALB GENETICS CORPORATION
                                       AT
                              $71.00 NET PER SHARE
                                       BY
                                MONSANTO COMPANY

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 6, 1996,
                         UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Harris Trust and Savings Bank, as Trustee, has enclosed for your consideration an Offer to Purchase dated February 7, 1996 (the "Offer to Purchase") and related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Monsanto Company, a Delaware corporation, to purchase up to 1,800,000 shares of Class B Common Stock, without par value (the "Shares"), of DEKALB Genetics Corporation, a Delaware corporation (the "Company"), at a price of $71.00 per Share, net to the seller in cash, upon the terms and subject to the conditions contained in the Offer. Also enclosed is the Letter to Stockholders of the Company from Bruce P. Bickner, Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9. This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT. A tender of such Shares may only be made by us as the holder of record and pursuant to your instructions.

     Accordingly, we request instructions as to whether you wish to tender any or all such Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

     Your attention is invited to the following:

     1. The tender price is $71.00 per Share, net to the seller in cash.

     2. The Offer is not conditioned upon a minimum number of Shares being tendered.

     3. The Board of Directors of the Company has, by unanimous vote of all directors, (i) approved the Investment Agreement and the Ancillary Agreements (as each is defined in the introduction of the Offer to Purchase), (ii) determined that the Investment Agreement, the Ancillary Agreements and the transactions contemplated thereby, including the Offer, taken together, are fair to and in the best interests of the Company and its shareholders and (iii) recommended the Offer to holders of Shares who desire an opportunity to sell all or a portion of their Shares for cash at this time.

          4. Harris Trust and Savings Bank, as Trustee, has not determined whether or not the terms of the Offer and such other transactions, taken together, are fair to, and in the best interest of, the stockholders of the Company and does not intend to recommend whether or not holders of Shares of the Company accept the Offer and tender their Shares.

          5. The Offer is being made for up to 1,800,000 Shares. If more than 1,800,000 Shares are tendered, then Shares will be accepted for payment on a pro rata basis, as described in the Offer to Purchase.

          6. Any stock transfer taxes applicable to a sale of the Shares to the Purchaser will be paid by or on behalf of the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

          7. Stockholders who tender Shares will not be obligated to pay brokerage commissions with respect to such tenders.

          8. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 6, 1996, UNLESS THE OFFER IS EXTENDED.

        The Purchaser has indicated that it is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. The Purchaser has indicated that if the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the next page. Your instructions to us must be received by us by March 1, 1996 in order to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you instruct the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the next page. THE SPECIMEN LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED TO TENDER SHARES.

            THIS FORM MUST BE RECEIVED BY HARRIS TRUST AND SAVINGS
                            BANK BY MARCH 1, 1996

         INSTRUCTIONS TO THE HARRIS TRUST AND SAVINGS BANK AS TRUSTEE
               WITH RESPECT TO THE OFFER TO PURCHASE SHARES OF
             CLASS B COMMON STOCK OF DEKALB GENETICS CORPORATION

        The undersigned acknowledges receipt of your letter enclosing the Offer to Purchase dated February 7, 1996, relating to the offer by Monsanto Company, a Delaware corporation, to purchase shares of Class B Common Stock, without par value ("Shares") of DEKALB Genetics Corporation, a Delaware corporation, and the related specimen Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for account of the undersigned, pursuant to the terms and conditions set forth in the Offer to Purchase and the related specimen Letter of Transmittal.

                       NUMBER OF SHARES TO BE TENDERED:

                         ____________________SHARES*




                    ______________________________________
                                  Signature

                    ______________________________________
                    ______________________________________
                    ______________________________________
                     (Please print name and address here)




                    ______________________________________
                        Area code and telephone number







______________

        *I understand that if I sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my account will be tendered.